Exhibit 5.1

YIGAL ARNON & CO.
ADVOCATES AND NOTARY
1 Azrieli Center
Tel Aviv  67021

November 23, 2011

Tower Semiconductor Ltd.
Ramat Gavriel Industrial Zone
Migdal Haemek
ISRAEL

Dear Sir and Madam:

We have acted as Israeli counsel to Tower Semiconductor Ltd. (the "Company"), a corporation organized under the laws of the State of Israel. As such, we have participated in the preparation of the Company's registration statement on Form F-3 (the "Registration Statement") relating to the registration under the United States Securities Act of 1933, as amended, of the offering for resale by the selling shareholder of up to 19,678,322 ordinary shares of the Company (the "Shares"), par value 1.00 NIS each, which have been issued in accordance with terms of that certain Master Agreement entered into as of May 25, 2011 by and among Micron Technology, Inc., Micron Japan, Ltd. and the Company.

As counsel to the Company in Israel, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of rendering this opinion. Upon the basis of such examination, we advise you that in our opinion the Shares have been duly authorized and are legally issued, fully paid and nonassesable.

We are members of the Israel Bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We consent to the reference to this firm under the caption "Legal Matters" in the Registration Statement, and we consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/Yigal Arnon & Co.
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Yigal Arnon & Co.